SALES CONSULTING AGREEMENT


This Consulting Agreement is made on this 27th day of May 2004.

                                     BETWEEN

Henry Jarrett, a Consultant having his mailing address at C/O Maximum Dynamics, Inc. Unit 6, College Park, Parklands, 7441, South Africa; Jodi Richfield, having her mailing address at PO Box 121, Joelton, TN 37080; Jeff Messer, having his mailing address at 2216 Gaylord Street, Denver, CO 80205; Robin Friester, having his address at 36 Soshanna Road, Kenridge, Durbanville, Western Cape, South Africa; Charles Wilson, having his address at C/O Maximum Dynamics, Inc. Unit 6, College Park, Parklands, 7441, South Africa; Tom Richfield, having his address at 7787 Leesburg Pike, Suite 200, Falls Church, VA 22043; Motsamai Nduna, a Consultant having his mailing address at 7 Snowball St, Protea Valley, South Africa; and Stanley van Wyk, having his mailing address at 22 Boschendal Terraces, Boschendal Road, Van Riebeeckshof, Bellville, Western Cape, South Africa. The above listed Consultants shall be referred to collectively hereafter as "Consultants" or individually as "Consultant".

                                       AND

Maximum Dynamics, Inc., having its office at 2 North Cascade Avenue, Suite 1100, Colorado Springs, Colorado, 80903.

WHEREAS

         WHEREAS, CONSULTANTS provide business development services, management consulting, sales management, financial consulting, project management, and project administration services; and,

         WHEREAS, Company wishes to engage the services of CONSULTANTS;

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereto agree as follows:

DURATION

This agreement commences on May 27, 2004 and will be effective until November 27, 2004, as per the terms listed herein. Thereafter it shall be reviewed for further extension on mutually agreeable terms.

FINANCIAL

CONSULTANTS shall be paid for services as set forth in Exhibit A. The fees to be paid shall be paid with shares of registered S-8 shares of Common Stock of Maximum Dynamics, Inc. and shall be priced at a twenty percent (20%) discount to today's bid of $0.16 per share. The number of shares and issued to each CONSULTANT as payment for services is set forth in Exhibit A.

BINDING

This Agreement and the certificates and other instruments delivered by or on behalf of the parties pursuant hereto constitute the entire agreement between the parties. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successor and assigns of the parties hereto, as the case may be.

APPLICABLE LAW

This Agreement is made pursuant to, and will be governed by, and construed and enforced in accordance with, the laws of South Africa.

TERMINATION

If this agreement is terminated previous to November 27, 2004, the CONSULTANT shall keep one twelfth (1/12) of the shares received as payment for every month CONSULTANT was retained.


ACCEPTED

FOR MAXIMUM DYNAMICS


BY:___________________________                       DATE:
         Joshua Wolcott, CFO



For CONSULTANT


BY:________________________                          DATE:
         Henry Jarrett


BY:________________________                          DATE:
         Jodi Richfield


BY:________________________                          DATE:
         Jeff Messer


BY:________________________                          DATE:
         Robin Friester


BY:________________________                          DATE:
         Charles Wilson


BY:________________________                          DATE:
         Tom Richfield


BY:________________________                          DATE:
         Motsamai Nduna


BY:________________________                          DATE:
         Stanley van Wyk

EXHIBIT A

The following sets forth the services to be rendered by each Consultant, the fees for such services and the number of S-8 shares to be issued as payment.

Consultant                 Services                                      Fees            Shares
----------                 --------                                      ----            ------
Henry Jarrett              SIMDupe sales and project management          $2,560           20,000

Jodi Richfield             Volunteer and Intern program management       $9,600           75,000

Jeff Messer                TagNet and MPOS sales in Mexico and US        $22,400         175,000

Robin Friester             Technology solutions sales (systems integr.)  $11,200          87,500

Charles Wilson             Sales and biz development Botswana & Kenya    $12,800         100,000

Tom Richfield              Sales and biz development all biz units       $12,800         100,000

Motsamai Nduna             Technology solutions and hardware sales       $4,800           37,500

Stanley van Wyk            Contracts closure and sales management        $11,520          90,000